Exhibit 21.1

AGA MEDICAL HOLDINGS, INC.

LIST OF SUBSIDIARIES

Name	Jurisdiction

AGA Medical Corporation	Minnesota

Amplatzer Medical Sales Corporation	Minnesota

AGA Medical, LLC	Minnesota

AGA Medical Switzerland Sárl	Switzerland

AGA Medical Limited	United Kingdom

AGA Medical Deutschland GmbH	Germany

Amplatzer Medical España, S.L.	Spain

Amplatzer Medical France SAS	France

AGA Medical Polska Sp. z.o.o.	Poland

AGA Medical Canada Inc.	Canada

AGA Medical Italia S.R.L.	Italy

Amplatzer Medical Portugal, Unipessoal Lda.	Portugal

AGA Medical Belgium Sprl	Belgium